EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (the "Agreement"), effective as of January 2, 2002 (the "Effective Date"), between eB2B Commerce, Inc., a New Jersey corporation with principal offices at 757 Third Avenue, New York, New York 10017 (the "Company"), and Robert Bacchi residing at 85-10 Forrest Parkway, Woodhaven, NY 11421 ("Employee"). The Company and Employee may be referred to herein collectively as the "Parties" or individually as a "Party."

         WHEREAS, the Company develops, owns and operates business to business e-commerce solutions for transaction processing between buyers an suppliers; and

         WHEREAS, the Company desires Employee to serve as Chief Operating Officer of the Company, and Employee desires to accept such position and serve the Company as set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth, the Parties do hereby agree as follows:

         1. EMPLOYMENT. The Company hereby employs Employee and Employee accepts this employment and agrees to render services to the Company on the terms and conditions set forth in this Agreement. This Agreement, describing the terms and conditions of Employee's employment with the Company, supersedes and replaces any terms and conditions in any Company forms or other documents, including the Company's standard employment application, whether signed by Employee or not, where such terms and conditions are different or inconsistent from the corresponding terms and conditions of this Agreement. During the term of this Agreement, Employee shall serve as, and have all the power and authority inherent in the office of, Chief Operating Officer of the Company, and upon execution of this Agreement shall serve also as a member of the Executive Committee of the Company (until such time as removed or not reelected thereto), and shall perform services for the Company normally associated with such positions and such other duties as the Executive Committee of the Company (or, in the absence of such a Committee, the Board of Directors of the Company) shall reasonably request (and not inconsistent with the position of a Chief Operating Officer). As Chief Operating Officer, Employee shall be the chief technology officer of the Company and, subject to the authority of the Chief Executive Officer, in charge of the operations of the Company. Employee shall use his best efforts to meet the business requirements and goals set by the Executive Committee (or Board of Directors). On a day to day basis, Employee shall report to the Chief Executive Officer of the Company. In furtherance thereof, Employee will devote his best efforts, including his full-time attention during business hours, to the affairs and business of the Company. Employee agrees not to serve on any corporate, industry, civic or charitable boards or committees that would interfere or create a conflict of interest with respect to his duties hereunder without the prior consent of the Executive Committee (or Board of Directors). Employee further agrees to observe and comply with the rules and regulations of the Company as adopted by the Executive Committee or the Board of Directors with respect to the performance of his duties.

         2. TERM. The term of this Agreement shall be for a period of three
(3) years

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commencing on the Effective Date (the "Initial Employment Term"). The
Agreement shall thereafter automatically renew for successive one (1) year terms, until terminated by either Party in accordance with this Agreement (the "Succeeding Employment Term"), unless either Party provides a written Notice of Termination (as defined in Section 6 hereof) to the other party at least thirty
(30) days prior to the expiration of the Initial Employment Term or any Succeeding Employment Term.

         3.  COMPENSATION.

             3.1 BASE SALARY. The Company will compensate and pay Employee for his services during the Initial Employment Term at a base salary of $165,000 per year (the "Base Salary"). The Base Salary shall be payable to Employee in accordance with the Company's standard payroll policy for similarly situated employees of the Company. The Base Salary shall be increased for each Succeeding Employment Term in accordance with the percentage increase in the Consumer Price Index for the trailing 12 month period.

             3.2 STOCK OPTIONS. Employee shall, on the Effective Date, be granted options to purchase 500,000 1 shares of Common Stock of the Company ("Options") pursuant to the terms of the Company's Amended 2000 Stock Option Plan (the "Option Plan") and a separate Stock Option Agreement (or Agreements) between Employee and the Company. The Options shall be "incentive stock options" to the maximum extent permitted by applicable regulation. A description of the principal terms of the Options are as follows: (a) the vesting schedule of the Options is, subject to continued employment, one-third of the Options shall vest on the date one year (an "Anniversary Date") following the Effective Date, an additional one-third of the Options shall vest on the date two years (an "Anniversary Date") following the Effective Date and an additional one-third of the Options shall vest on the date three years (an "Anniversary Date") following the Effective Date; provided however, that if Employee is terminated at any time pursuant to Section 6.1 hereof, the amount of Options which shall be deemed to have vested shall be calculated as if Employee was terminated on the next Anniversary Date following such date of termination, and (b) the exercise price of the Options shall be $____ per share (the fair market value per share of Common Stock on the Effective Date).

         4.  BENEFITS.

             4.1 INSURANCE; VACATION. The Company shall provide Employee with health, disability, life (to the extent standard) and, if applicable, D&O liability insurance coverage and other benefits during the term of this Agreement as agreed upon by the Executive Committee, but in no event shall any of such benefits be less than that offered to any of the Company's other senior executives. Employee shall be entitled to such number of days of "paid time off" (as such term is defined in the Company's Employee Handbook) as is commensurate with his position, in accordance with the normal vacation policies of the Company. Employee shall be entitled to participate in all other retirement, welfare and benefit plans provided by the Company to its most

----------------------------
1    Subject to adjustment for stock splits, etc.

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senior executives from time to time, to the extent Employee meets the eligibility requirements for any such plan or benefit.

             4.2 LIFE INSURANCE. The Company shall have the right, at its own expense and for its own benefit, to purchase insurance on Employee's life, and Employee shall cooperate by providing necessary information, submitting to required medical examinations, and otherwise complying with the insurance carrier's requirements.

         5. EXPENSES. The Company shall reimburse Employee or otherwise provide for or pay for all reasonable expenses incurred by Employee in furtherance of or in connection with the business of the Company, including, but not by way of limitation, (i) all reasonable expenses incurred by Employee in accordance with the Company's Travel and Entertainment Policy; and (ii) all reasonable expenses in connection with Employee's attendance at trade, professional and industry related conferences which are in furtherance of the business of the Company. Employee agrees that he will furnish the Company with adequate records and other documents for the substantiation of each such business expense.

         6.  EMPLOYMENT TERMINATION.

             6.1 TERMINATION BY THE COMPANY FOR CONVENIENCE. The Parties agree that the Board has the right to terminate Employee's employment for convenience during the term of this Agreement upon notice to Employee. The date of termination will be the date specified in a notice from the Executive Committee or the Board of Directors, but in no event less than thirty (30) days' prior notice. Employee will cease to have any authority to act on the Company's behalf as of the date of receipt of such notice by Employee.

             6.2 TERMINATION BY THE COMPANY FOR CAUSE. The Parties agree that the Board has the right to terminate Employee's employment during the term of this Agreement for "Cause." For the purposes of this Agreement, the term "Cause" will mean:

                 6.2.1 Conduct on Employee's part that is willfully intended to and likely to materially injure the Company's business or reputation;

                 6.2.2 Actions by Employee intentionally and knowingly furnishing materially false, misleading or omissive information to the Board;

                 6.2.3 Employee is convicted of any felony or other serious offense;

                 6.2.4 Abusive and illegal use of drugs or abusive use of alcohol by Employee;

                 6.2.5 Any fraud, embezzlement or misappropriation by Employee of the assets of the Company; or

                 6.2.6 The willful and significant failure by Employee to perform reasonably

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assigned duties and  obligations as set forth in this Agreement,  resulting in material damage to the Company, but not encompassing illness, physical or mental incapacity and of which the Company notifies Employee and such failure is not remedied or persists for a period of at least thirty (30) days.

In the event that Employee's employment is terminated by the Company for Cause, the date of employment termination will be as specified in the notice of termination to Employee from the Company, and Employee will cease to have any authority to act on behalf of the Company as of such date. The Company will pay Employee the Base Salary due him as of such date, together with reimbursement for all unpaid expenses incurred by the Employee pursuant to Section 5 hereof and any other amounts owed to the Employee by the Company, and all other compensation and benefits provided by the Company to Employee will cease as of such date except as otherwise required by law.

             6.3 TERMINATION BY THE COMPANY FOR DEATH OR DISABILITY. The
Parties agree that Employee's employment will terminate upon Employee's death or Disability. The term "Disability" shall be defined as Employee's inability, through physical or mental illness, to perform the majority of his usual duties for a period of at least three continuous months or for an aggregate period of at least six months during any 12 month period.

             6.4 NOTICE OF TERMINATION. Any termination by the Company for
Cause shall be communicated by a Notice of Termination to Employee given in accordance with Section 11 hereof. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the effective termination date of this Agreement which date shall be in accordance with the specific termination provision of this Agreement relied upon.

             6.5 OBLIGATIONS OF THE COMPANY UPON CERTAIN TERMINATIONS.

                 6.5.1 If Employee's employment with the Company is terminated pursuant to Section 6.3 of this Agreement, the Company will pay Employee an amount equal to his Base Salary to which he is entitled for a period of six months following the date of termination of employment in a manner consistent with the Company's then applicable payroll practices, and, notwithstanding anything in this Agreement to the contrary, the Company shall have no further obligations to Employee.

                 6.5.2 If Employee's employment with the Company is terminated pursuant to Section 6.1 of this Agreement or otherwise without Cause:

                        (a)  during the first year of the Initial
Employment Term, the Company will continue to pay Employee his remaining Base Salary for the first year of the Initial

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Employment  Term and for six (6) months  thereafter in a manner  consistent with the Company's then applicable payroll practices, together with lump-sum reimbursement for all unpaid expenses incurred by the Employee pursuant to
Section 5 hereof and any other amounts owned to the Employee by the Company. Notwithstanding anything in this Agreement to the contrary, the Company shall have no further obligations to the Employee.

                        (b) at any time following the first year of the Initial Employment Term, the Company will continue to pay Employee his Base Salary for a period of six months following the date of termination of employment in a manner consistent with the Company's then applicable payroll practices, together with a lump-sum reimbursement for all unpaid expenses incurred by the Employee pursuant to Section 5 hereof and any other amounts owned to the Employee by the Company. Notwithstanding anything in this Agreement to the contrary, the Company shall have no further obligations to the Employee.

         7. SURVIVAL OF AGREEMENT UPON TERMINATION. In the event that Employee's employment is terminated, the rights and obligations of the Parties which are set forth in Sections 7 through 11 of this Agreement shall survive the employment termination for a period from the date of such employment termination through the first anniversary of such date (unless otherwise stated in the applicable provision).

         8.  RESTRICTIVE COVENANTS.

             8.1 ACKNOWLEDGMENT. Employee acknowledges that (i) the
Company's business is business-to-business electronic commerce including, but not limited to, building, owning and operating business to business e-commerce solutions for transaction processing between buyers and suppliers, and providing systems integration and consulting services relating thereto, and (ii) fulfillment of the obligations hereunder will result in Employee becoming familiar with the business affairs of the Company and any present or future parent, subsidiary and/or affiliate.

             8.2 COVENANT NOT TO COMPETE. In consideration for the compensation provided for in this Agreement, and as a condition to the performance by the Company of all obligations under this Agreement, Employee agrees that during the Initial Employment Term or any Succeeding Employment Terms of this Agreement and for the period from the date of termination of Employee's employment through the first anniversary of such date (the "Non-compete Term"), Employee shall not directly or indirectly through any other person, firm or corporation compete or "participate in" any other business or organization which during such period competes with the Company. The term "participate in" shall mean: "directly or indirectly, for his own benefit or for, with, or through any other person, firm, or corporation, own, manage, operate, control, loan money to, or participate in the ownership, management, operation, or control of, or be connected as a director, officer, employee, partner, consultant, agent or independent contractor, or acquiesce in the use of his name." Provided, however, the provisions of this Section 8.2 shall not apply in the event Employee's employment is terminated by the Company pursuant to
Section 6.1 hereof or otherwise without Cause and Employee is no longer receiving any payments from the Company pursuant to Section 6.5 hereof. Further provided, however, the provisions of this Section 8.2 shall be void in

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the event that (i) the  Company  fails in any  material  respect to pay the
Base Salary when due or within one month of the date due, (ii) the Company fails to pay the principal on the Note issued by the Company to Employee on the date hereof would which constitute an "Event of Default" under the Security Agreement, dated the date hereof, among the Company, Employee and certain other parties or (iii) the Company fails to pay when due, or within 30 days thereafter, the Additional Payout described in Section 1.10 of that Agreement and Plan of Merger, dated the date hereof, among the Company, Employee and certain other parties. Notwithstanding the foregoing, it shall not be a breach of the provisions of this Section 8.2 if, during or after the Non-compete Term of this Agreement, Employee is a passive investor in any publicly held entity and Employee owns three (3%) percent or less of the equity interests therein.

             8.3 No SOLICITATION OF EMPLOYEES. In addition, during the Non-compete Term Employee agrees not to recruit, solicit, or hire any employee of the Company, or otherwise induce such employee to leave or terminate his or her employment with the Company, to become an employee of or otherwise be associated with him or any company or business with which he, directly or indirectly, is or may become associated with, or competes with the business of the Company.

             8.4 RESTRICTIVE COVENANTS NECESSARY AND REASONABLE. Employee agrees that the provisions of this Section 8 are necessary and reasonable to protect the Company in the conduct of its business. If any restriction contained in this Section 8 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

         9. INJUNCTIVE RELIEF. Employee, recognizing that irreparable injury shall result to the Company in the event of Employee's breach of the terms and conditions of this Agreement, agrees that in the event of his breach or threatened breach, the Company shall be entitled to seek injunctive relief restraining Employee, and any and all persons or entities acting for or with him, from such breach or threatened breach. Nothing herein contained, however, shall be construed as prohibiting the Company from pursuing any other remedies available to it by reason of such breach or threatened breach.

         10. INDEMNIFICATION.

             10.1 To the fullest extent allowed by law, the Company shall hold harmless and indemnify Employee, his executors, administrators or assigns, against any and all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including attorneys' fees) actually incurred by Employee (net of any related insurance proceeds or other amounts received by Employee or paid by or on behalf of the Company on Employee's behalf in compensation of such judgments, penalties, fines, settlements or expenses) in connection with any threatened, actual or completed action, suit or proceeding, whether civil, criminal, arbitral, administrative or investigative, or any appeal in such action, suit or proceeding, to which Employee

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was, is or is  threatened  to be made a named  defendant or  respondent  (a
"Proceeding"), because Employee is or was a director or officer or senior executive of the Company, or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary (an "Affiliate Executive") of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise (each, a "Company Affiliate"). Upon authorization of indemnification of Employee by the Board in accordance with the applicable provisions of the corporation law of the Company's domicile, Employee shall be presumed to be entitled to such indemnification under this Agreement upon submission of a Claim (as hereinafter defined). Thereafter, the Company shall have the burden of proof to overcome the presumption that Employee is so entitled. Such presumption shall only be overcome by a judgment or other final adjudication, after all appeals and all time for appeals have expired ("Final Determination"), adverse to Employee establishing that such indemnification is not permitted hereunder or by law. An actual determination by the Company (including its Board, legal counsel, or its stockholders) that Employee has not met the applicable standard of conduct for indemnification shall not be a defense to the action or create a presumption that Employee has not met the applicable standard of conduct. The purchase, establishment or maintenance of any Indemnification Arrangement shall not in any way diminish, restrict, limit or affect the rights and obligations of the Company or of Employee under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement by the Company and Employee shall not in any way diminish, restrict, limit or affect Employee's right to indemnification from the Company or any other Party or Parties under any other indemnification arrangement, the Certificate of Incorporation or Bylaws of the Company, or applicable state corporate law.

             10.2 Subject only to the provisions of this Section 10.2, as long as Employee shall continue to serve as a director and/or officer of the Company (or shall continue at the request of the Company to serve as an Affiliate Executive) and, thereafter, as long as Employee shall be subject to any possible Proceeding by reason of the fact that Employee was or is a director and/or officer of the Company (or served in any of said other capacities), the Company shall, unless no such policies are available in any market, purchase and maintain in effect for the benefit of Employee one or more valid, binding and enforceable policies (the "Insurance Policies") of directors' and officers' liability insurance ("D&O Insurance") providing adequate liability coverage for Employee's acts as a director and/or officer of the Company or as an Affiliate Executive. The Company may promptly notify Employee of any lapse, amendment or failure to renew said policy or policies or any provision thereof relating to the extent or nature of coverage provided thereunder. In the event the Company does not purchase and maintain in effect said policy or policies of D&O Insurance pursuant to the provisions of this Section 10.2, the Company shall, to the full extent permitted by law, in addition to and not in limitation of the other rights granted Employee under this Agreement, hold harmless and indemnify Employee to the full extent of coverage which would otherwise have been provided for the benefit of Employee pursuant to the Insurance Policies.

             10.3 Employee shall have the right to receive from the Company on demand, or at his option to have the Company pay promptly on his behalf, in advance of a Final Determination of a Proceeding all expenses payable by the Company pursuant to the terms of this Agreement as corresponding amounts are expended or incurred by Employee in connection with such Proceeding

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or otherwise  expended or incurred by Employee (such amounts so expended or incurred being referred to as "Advanced Amounts"). In making any claim for payment by the Company of any expenses, including any Advanced Amount, pursuant to this Agreement, Employee shall submit to the Company a written request for payment (a "Claim"), which includes a schedule setting forth in reasonable detail the dollar amount expended (or incurred or expected to be expended or incurred). Each item on such schedule shall be supported by the bill, agreement or other documentation relating thereto, a copy of which shall be appended to the schedule as an exhibit. Where Employee is requesting Advanced Amounts, Employee must also provide (i) written affirmation of such Employee's good faith belief that he has met the standard of conduct required by law for indemnification, and (ii) a written undertaking to repay such Advanced Amounts if a Final Determination is made that Employee is not entitled to indemnification hereunder.

             10.4 The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Employee for an accounting of profits made from the purchase or sale by Employee of securities of the Company within the meaning of Section 16(b) of the Exchange Act or similar provisions of any state statutory law or common law.

             10.5 All agreements and obligations of the Company contained herein shall continue during the period Employee is a director and/or officer of the Company (or is serving at the request of the Company as an Affiliate Executive) and shall continue thereafter so long as Employee shall be subject to any possible Proceeding by reason of the fact that Employee was a director or officer of the Company or was serving as such an Affiliate Executive.

             10.6 Promptly after receipt by Employee of notice of the commencement of any Proceeding, Employee shall, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof, but failure to so notify the Company will not relieve the Company, to the extent the Company was not prejudiced thereby, from any liability which it may have to Employee. With respect to any such Proceeding:
(i) the Company shall be entitled to participate therein at its own expense;
(ii) except with prior written consent of Employee, the Company shall not be entitled to assume the defense of any Proceeding; and (iii) the Company shall not settle any Proceeding in any manner which would impose any penalty or limitation on Employee without Employee's prior written consent.

         11. MISCELLANEOUS.

             11.1 NOTICES. Any and all notices, demands, requests or other communication required or permitted by this Agreement or by law to be served on, given to, or delivered to any Party hereto by any other Party to this Agreement shall be in writing and shall be deemed duly served, given, or delivered when personally delivered to the Party to be notified, or in lieu of such personal delivery, when deposited in the United States mail, registered or certified mail, return receipt requested, or on the date of delivery if delivered by overnight courier, addressed to the to the Party to be notified, at the address of the Company at its principal office, as first set forth above, or to Employee at the address as first set forth above. The Company or Employee may change the address in the manner required by law for purposes of this paragraph by giving notice of the change,

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in the manner required by this paragraph, to the respective Parties.

             11.2 AMENDMENT. This Agreement may not be modified, changed, amended, or altered except in writing signed by Employee or his duly authorized representative, and by a member of the Board of Directors of the Company (who has been duly authorized by the Board).

             11.3 GOVERNING LAW. This Agreement shall be interpreted in accordance with the laws of the State of New York. It shall inure to the benefit of and be binding upon the Company, and its successors and assigns.

             11.4 ARBITRATION. Except for the provisions of Section 9 above, in the event of any dispute under this Agreement, each party agrees the same shall be submitted to the American Arbitration Association ("AAA") in the City of New York, for its determination and decision in accordance with its rules and regulations then in effect. Each of the parties agrees that the decision and/or award made by the AAA may be entered as a judgement of the Courts of the State of New York and shall be enforceable as such.

             11.5 SEVERABILITY. Should any provision or portion of this Agreement be held unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

             11.6 ENTIRE AGREEMENT. This Agreement constitutes the sole and only agreement of the Parties hereto respecting the subject matter hereof. Any prior agreements, promises, negotiations, or representations concerning its subject matter not expressly set forth in this Agreement, are of no force and effect.

             11.7 COUNTERPARTS. This Agreement and any certificates made pursuant hereto may be executed in any number of counterparts and when so executed all of such counterparts shall constitute a single instrument binding upon all Parties hereto notwithstanding the fact that all Parties are not signatory to the original or to the same counterpart.

             11.8 SECTION HEADINGS. The Article and Section headings used in this Agreement are for reference purposes only, and should not be used in construing this Agreement.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year set forth above.


                                                        /s/ Robert Bacchi
                                                --------------------------------
                                                Robert Bacchi

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                                                eB2B Commerce, Inc


                                                By:    /s/ Richard S. Cohan
                                                   -----------------------------
                                                Name:   Richard S. Cohan
                                                Title:  CEO


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